Exhibit 1.1

LANGUAGE LINE, INC.

(a Delaware corporation)

11-1/8% Senior Subordinated Notes due 2012

PURCHASE AGREEMENT

Dated: June 3, 2004

TABLE OF CONTENTS

SECTION 1.	REPRESENTATIONS AND WARRANTIES BY THE COMPANY

(a)	Representations and Warranties		3
	(i)	Offering Memorandum	3
	(ii)	Independent Accountants	4
	(iii)	Financial Statements	4
	(iv)	No Material Adverse Change in Business	4
	(v)	Good Standing of the Company	4
	(vi)	Good Standing of the Guarantors	4
	(vii)	Capitalization	5
	(viii)	Authorization of Agreement	5
	(ix)	Authorization of the Joinder Agreement	5
	(x)	Authorization of the Indenture	5
	(xi)	Authorization of the Supplemental Indenture	5
	(xii)	Authorization of the Securities	6
	(xiii)	Authorization of Registration Rights Agreement and the DTC Agreement	6
	(xiv)	Description of the Operative Documents and the Transaction Documents	6
	(xv)	Absence of Defaults and Conflicts	6
	(xvi)	Absence of Labor Dispute	7
	(xvii)	Absence of Proceedings	7
	(xviii)	Possession of Intellectual Property	8
	(xix)	Absence of Further Requirements	8
	(xx)	Possession of Licenses and Permits	8
	(xxi)	Title to Property	8
	(xxii)	Environmental Laws	9
	(xxiii)	Investment Company Act	9
	(xxiv)	Similar Offerings	9
	(xxv)	Rule 144A Eligibility	10
	(xxvi)	No General Solicitation	10
	(xxvii)	No Registration Required	10
	(xxviii)	No Directed Selling Efforts	10
	(xxix)	Taxes	10
	(xxx)	Internal Controls	10
	(xxxi)	Insurance	11
	(xxxii)	Solvency	11
	(xxxiii)	No Senior Default	11
	(xxxiv)	Absence of Manipulation	11
	(xxxv)	Representations and Warranties in the Merger Agreement	11
(b)	Officer’s Certificates		11

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SECTION 2.	SALE AND DELIVERY TO INITIAL PURCHASERS; CLOSING

(a)	Securities	12
(b)	Payment	12
(c)	Qualified Institutional Buyer	12
(d)	Denominations; Registration	12

SECTION 3.	COVENANTS OF THE ISSUERS

(a)	Offering Memorandum	12
(b)	Notice and Effect of Material Events	12
(c)	Amendment to Offering Memorandum and Supplements	13
(d)	Qualification of Securities for Offer and Sale	13
(e)	Rating of Securities	13
(f)	DTC	13
(g)	Use of Proceeds	13
(h)	Restriction on Sale of Securities	14
(i)	PORTAL Designation	14
(j)	Transaction Documents	14
(k)	Closing Date Secretary’s Certificates	14
(l)	Closing Date Opinion	14

SECTION 4.	PAYMENT OF EXPENSES

(a)	Expenses	14
(b)	Termination of Agreement	15

SECTION 5.	CONDITIONS OF INITIAL PURCHASERS’ OBLIGATIONS

(a)	Opinion of Counsel for Company	15
(b)	Opinion of Counsel for Initial Purchasers	15
(c)	Officers’ Certificate	15
(d)	Accountants’ Comfort Letter	15
(e)	Bring-down Comfort Letter	16
(f)	PORTAL	16
(g)	Registration Rights Agreement	16
(h)	Merger Agreement; Consummation of Transactions	16
(i)	Additional Documents	16
(j)	Termination of Agreement	16
(k)	Holdco Notes Offering; Equity Contribution	16

SECTION 6.	SUBSEQUENT OFFERS AND RESALES OF THE SECURITIES

(a)	Offer and Sale Procedures	17
	(i) Offers and Sales only to Qualified Institutional Buyers or to Non-U.S. Persons under Regulation S	17
	(ii) No General Solicitation	17
	(iii) Purchases by Non-Bank Fiduciaries	17

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	(iv) Subsequent Purchaser Notification	17
	(v) Minimum Principal Amount	17
	(vi) Restrictions on Transfer	18
	(vii) Delivery of Offering Memorandum	18
(b)	Covenants of the Issuers	18
	(i) Integration	18
	(ii) Rule 144A Information	18
	(iii) Restriction on Repurchases	18
(c)	Qualified Institutional Buyer	18
(d)	Resale Pursuant to Rule 903 of Regulation S or Rule 144A	18
(e)	Additional Representations and Warranties of Initial Purchasers	19

SECTION 7.	INDEMNIFICATION

(a)	Indemnification of Initial Purchasers	19
(b)	Indemnification of the Issuers	20
(c)	Actions against Parties; Notification	20
(d)	Settlement without Consent if Failure to Reimburse	21

SECTION 8.	CONTRIBUTION

SECTION 9.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE DELIVERY

SECTION 10.	TERMINATION OF AGREEMENT

(a)	Termination; General	22
(b)	Liabilities	23

SECTION 11.	DEFAULT BY ONE OR MORE OF THE INITIAL PURCHASERS

SECTION 12.	TAX DISCLOSURE

SECTION 13.	NOTICES

SECTION 14.	PARTIES

SECTION 15.	GOVERNING LAW AND TIME

SECTION 16.	EFFECT OF HEADINGS

SECTION 17.	TARGET AND THE GUARANTORS

SCHEDULES

Schedule A - List of Initial Purchasers	Sch A-1
Schedule B - Pricing Information	Sch B-1

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Schedule C - Guarantors	Sch C-1

EXHIBITS

Exhibit A - Joinder Agreement	A-1

-iv-

LANGUAGE LINE, INC.

(a Delaware corporation)

$165,000,000

11-1/8% Senior Subordinated Notes due 2012

PURCHASE AGREEMENT

June 3, 2004

MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH

              INCORPORATED

BANC OF AMERICA SECURITIES LLC

c/o Merrill Lynch, Pierce, Fenner & Smith

              Incorporated

World Financial Center - North Tower

250 Vesey Street

New York, New York 10280

As Representative of the several Initial Purchasers

Ladies and Gentlemen:

Language Line, Inc., a Delaware corporation (the “Company”) confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and each of the other Initial Purchasers named in Schedule A hereto (collectively, the “Initial Purchasers”, which term shall also include any initial purchaser substituted as hereinafter provided in Section 11 hereof), for whom Merrill Lynch is acting as representative (in such capacity, the “Representative”), with respect to the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $165,000,000 aggregate principal amount of the Company’s 11-1/8% Senior Subordinated Notes due 2012 (the “Notes”). The Securities are to be issued pursuant to an indenture (the “Indenture”) dated as of June 11, 2004 (the “Issue Date”) between the Company and The Bank of New York, as trustee (the “Trustee”). Target (as defined below) will succeed to the Company’s obligations under the Notes and the Indenture by operation of law and such obligations will be fully and unconditionally guaranteed on an unsecured senior subordinated basis (the “Guarantees”; and together with the Notes, the “Securities”) by each of the guarantors listed in Schedule C hereto (the “Guarantors” and, together with the Company and Target, the “Issuers”) immediately upon consummation of the Merger (as defined below) as described in Section 17 hereof pursuant to a supplemental indenture (the “Supplemental Indenture”) to be dated as of the Closing Date by and among Target, the Guarantors and the Trustee. Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company (“DTC”) pursuant to a letter agreement, to be dated as of the Issue Date (the “DTC Agreement”), among the Company, the Trustee and DTC.

Holders of Securities, including the Initial Purchasers, will be entitled to the benefits of a Registration Rights Agreement (the “Registration Rights Agreement”) dated as of the Issue Date, among the Company and the Initial Purchasers, and a Joinder Agreement (as defined below), dated as of the Issue Date, among Target and the Guarantors. Pursuant to the Registration Rights Agreement and the Joinder Agreement, the Issuers agree to file with the U.S. Securities and Exchange Commission (the “Commission”) under the circumstances set forth therein either (i) a registration statement under the United States Securities Act of 1933, as amended (the “1933 Act”), registering the Exchange Securities (as defined in the Registration Rights Agreement) and to use their commercially reasonable best efforts to cause such registration statement to be declared effective or (ii) a shelf registration statement pursuant to Rule 415 under the 1933 Act, relating to the resale of the Notes by holders thereof by the Initial Purchasers, and to use their commercially reasonable best efforts to cause such shelf registration statement to be declared effective.

The Securities are being issued as part of the financing necessary to effect the merger (the “Merger”) of the Company with and into Language Line Holdings, Inc. (“Target”), with Target as the surviving entity. The Merger will be effected pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 14, 2004, between Target, Language Line Acquisition, Inc. (“Holdings”) and the Company. In connection with the Merger, ABRY Partners, LLC (the “Sponsor”) or one of its affiliates as well as certain other parties will purchase for cash equity interests of the Company (the “Equity Financing”) in an aggregate dollar amount equal to no less than 30% of the total capitalization of the Company, and upon consummation of the Merger and the other transactions contemplated hereby, Sponsor and management will own 100% of the common equity of Target. Holdings will simultaneously issue $108,993,000 aggregate principal amount at maturity of Senior Discount Notes due 2013 pursuant to an Indenture (the “Holdco Notes Indenture”) dated as of June 11, 2004, between The Bank of New York and Holdings. In addition, the Company will simultaneously enter into a $325,000,000 senior secured credit facility (the “Senior Secured Credit Facility”) among the Company, Holdings, the Guarantors, the lenders party thereto and certain affiliates of Merrill Lynch and Banc of America Securities LLC.

The Equity Financing, the Merger, the Holdco Notes Offering and the Senior Secured Credit Facility are collectively referred to herein as the “Transactions.” The Merger Agreement, the Holdco Indenture and the Senior Secured Credit Facility are collectively referred to herein as the “Transaction Documents.” This agreement (this “Agreement” or the “Purchase Agreement”), the Joinder Agreement, the Securities, the DTC Agreement, the Indenture, the Supplemental Indenture and the Registration Rights Agreement are collectively referred to herein as the “Operative Documents.”

Immediately following the Merger, Target and the Guarantors shall enter into the Joinder Agreement, substantially in the form of Exhibit A (the “Joinder Agreement”) pursuant to which Target and each of the Guarantors will observe and perform all of the rights, obligations and liabilities of an Issuer as provided in this Agreement and the Registration Rights Agreement as if it were an original signatory hereto.

The Issuers understand that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agree that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered. The Securities are to be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A (“Rule 144A”) or Regulation S (“Regulation S”) of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the “Commission”)).

The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated May 13, 2004 (the “Preliminary Offering Memorandum”) and has prepared and will deliver to each Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum dated June 3, 2004 (the “Final Offering Memorandum”), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Securities.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum.

SECTION 1. Representations and Warranties by the Company.

(a) Representations and Warranties. The Company and, subject to Section 17 hereof, each of the Issuers, represents and warrants to each Initial Purchaser as of the date hereof and as of the Issue Date referred to in Section 2(b) hereof, and agrees with each Initial Purchaser, as follows:

(i) Offering Memorandum. The Offering Memorandum does not, and on the Issue Date will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to the Issuers in writing by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum.

(ii) Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Offering Memorandum are independent public accountants with respect to the Company and its subsidiaries within the meaning of Regulation S-X under the 1933 Act.

(iii) Financial Statements. The financial statements, together with the related schedules and notes, included in the Offering Memorandum present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Offering Memorandum present fairly in all material respects in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Offering Memorandum present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum. The pro forma financial statements of the Company and its subsidiaries and the related notes thereto included in the Offering Memorandum present fairly in all material respects the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(iv) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its equity interests.

(v) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the legal power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(vi) Good Standing of the Guarantors. Each Guarantor has been duly organized and is a validly existing entity in good standing under the laws of the jurisdiction of its organization, has the legal power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. All of the issued and outstanding capital stock or other equity interests of each Guarantor has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock or other equity interests of any Guarantor was issued in violation of any preemptive or similar rights of any securityholder of such Guarantor.

(vii) Capitalization. The expected capitalization of the Company is as set forth in the Offering Memorandum in the column entitled “Pro Forma” under the caption “Capitalization” (except as may be further adjusted as a result of adjustments to the purchase price of the Merger, and except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements, employee benefit plans referred to in the Offering Memorandum or pursuant to the exercise of convertible securities or options referred to in the Offering Memorandum). The shares of issued and outstanding equity interests of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding equity interests of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(viii) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(ix) Authorization of the Joinder Agreement. Subject to Section 17 hereof, the Joinder Agreement has been duly authorized, and will have been duly executed and delivered by Target and each of the Guarantors.

(x) Authorization of the Indenture. The Indenture has been duly authorized by the Company and, when executed and delivered by the Company and the Trustee, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xi) Authorization of the Supplemental Indenture. The Supplemental Indenture has been duly and validly authorized by the Guarantors and, when duly executed and delivered by the Guarantors (assuming the due authorization, execution and delivery thereof by the Trustee), the Indenture will be a legally binding and valid obligation of the Guarantors, enforceable against them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xii) Authorization of the Securities. The Securities have been duly authorized and, on the Issue Date, will have been duly executed by each Issuer and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of each Issuer, enforceable against such Issuer in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture. The Exchange Securities, if any, have been duly authorized by each Issuer and, when executed by each Issuer and when authenticated, issued and delivered in accordance with the Indenture and the Registration Rights Agreement, will constitute valid and binding obligations of each Issuer, enforceable against such Issuer in accordance with their terms, and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(xiii) Authorization of Registration Rights Agreement and the DTC Agreement. When the Joinder Agreement has been duly executed and delivered by Target and each of the Guarantors, assuming the due authorization, execution and delivery of the Registration Rights Agreement by the Initial Purchasers, each of the Registration Rights Agreement and the DTC Agreement will have been duly authorized and, when executed and delivered by each Issuer, will constitute the valid and binding obligation of each Issuer, enforceable against such Issuer in accordance with its terms, except as the enforcement of rights to indemnification and contribution under the Registration Rights Agreement may be limited by federal or state securities laws and public policy considerations.

(xiv) Description of the Operative Documents and the Transaction Documents. The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum and will be in substantially the respective forms last delivered to the Initial Purchasers prior to the date of this Agreement. The Registration Rights Agreement will conform in all material respects to the description thereof in the Offering Memorandum.

(xv) Absence of Defaults and Conflicts. None of the Issuers is in violation of its charter or by-laws or other similar organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them may be bound, or to which any of the property or assets of the Company or any of the Guarantors is subject (collectively, “Agreements and Instruments”)

except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of the Operative Documents, the Transaction Documents and any other agreement or instrument entered into or issued or to be entered into or issued by any of the Issuers in connection with the transactions contemplated hereby or thereby or in the Offering Memorandum and the consummation of the transactions contemplated herein and in the Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption “Use of Proceeds”) and compliance by each Issuer with its obligations hereunder have been duly authorized by all necessary corporate action or authorized by all requisite action set forth in such Issuer’s organizational documents and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or a Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Guarantor pursuant to, the Agreements and Instruments except for such conflicts, breaches or defaults or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect or are granted pursuant to the Senior Secured Credit Facility, nor will such action result in any violation of the provisions of the charter or by-laws or other similar organizational documents of the Company or any of its subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of the Guarantors or any of their assets, properties or operations. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xvi) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Issuers, is imminent, and the Issuers are not aware of any existing or imminent labor disturbance by the employees of any of their or any of their subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in either case, may reasonably be expected to result in a Material Adverse Effect.

(xvii) Absence of Proceedings. Except as disclosed in the Offering Memorandum, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Issuers, threatened, against or affecting the Company or any of its subsidiaries which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets of the Company or any of its subsidiaries or the consummation of the transactions contemplated by the Operative Documents and the Transaction Documents or the performance by the Issuers of their obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective property or assets is the subject which are not described in the Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

(xviii) Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(xix) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Issuers of their respective obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement or for the due execution, as have been already obtained or as will be obtained under the 1933 Act, the Trust Indenture Act of 1939, as amended (the “1939 Act”) and under the blue sky laws or any jurisdiction in connection with the purchase and distribution of the Securities by the Initial Purchasers in the manner contemplated herein and in the Offering Memorandum and the Registration Rights Agreement.

(xx) Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xxi) Title to Property. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them and marketable title to leasehold estates in the real property described in the Offering Memorandum, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Offering Memorandum, (b) are granted pursuant to the Senior Secured Credit Facility or (c) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Offering Memorandum, are in full force and effect, and neither the Company nor any of its subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of such the Company or any subsidiary thereof to the continued possession of the leased or subleased premises under any such lease or sublease.

(xxii) Environmental Laws. Except as described in the Offering Memorandum and except such matters as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or Environmental Laws.

(xxiii) Investment Company Act. None of the Issuers is, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum none of the Issuers will be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxiv) Similar Offerings. Neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the 1933 Act.

(xxv) Rule 144A Eligibility. The Securities are eligible for resale pursuant to Rule 144A and will not be, on the Issue Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

(xxvi) No General Solicitation. None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

(xxvii) No Registration Required. Subject to compliance by the Initial Purchasers with the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the 1939 Act.

(xxviii) No Directed Selling Efforts. With respect to those Securities sold in reliance on Regulation S, (A) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (B) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has complied and will comply with the offering restrictions requirement of Regulation S.

(xxix) Taxes. All United States federal income tax returns of the Company and its subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or reassessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

(xxx) Internal Controls. The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xxxi) Insurance. The Company and its subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect.

(xxxii) Solvency. Each of the Company and each Guarantor is, and immediately after the Issue Date will be, Solvent. As used herein, the term “Solvent” means, with respect to the Company or any Guarantor on a particular date, that on such date (A) the fair market value of the assets of the Company or such Guarantor is greater than the total amount of liabilities (including contingent liabilities) of the Company or such Guarantor, (B) the present fair salable value of the assets of the Company or such Guarantor is greater than the amount that will be required to pay the probable liabilities of the Company or such Guarantor on its debts as they become absolute and matured, (C) the Company or such Guarantor is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, and (D) the Company or such Guarantor does not have unreasonably small capital.

(xxxiii) No Senior Default. No event of default exists under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument constituting Senior Indebtedness (as defined in the Indenture).

(xxxiv) Absence of Manipulation. Neither the Issuers nor any of their respective officers, directors or controlling persons has taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(xxxv) Representations and Warranties in the Merger Agreement. As of the date the Merger Agreement was executed, the representations and warranties in the Merger Agreement made by the Company and, to the Company’s knowledge, by Sellers were true and correct in all material respects as of such date. The Company is not aware of any fact or circumstance that has caused or would cause the representations and warranties made by Sellers in the Merger Agreement to be, or to be reasonably likely to become, untrue in any material respect on or prior to consummation of the Merger.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representative or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

SECTION 2. Sale and Delivery to Initial Purchasers; Closing.

(a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule B, the aggregate principal amount of Securities set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof.

(b) Payment. Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the office of Kirkland & Ellis, LLP, or at such other place as shall be agreed upon by the Representative and the Company, at 9:00 A.M. (New York City time) on the sixth business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called the “Issue Date”).

(c) Qualified Institutional Buyer. Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representative for the respective accounts of the Initial Purchasers of certificates for the Securities to be purchased by them. It is understood that each Initial Purchaser has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Initial Purchaser whose funds have not been received by the Issue Date, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

(d) Denominations; Registration. Certificates for the Securities shall be in such denominations ($100,000 or integral multiples of $1,000 in excess thereof) and registered in such names as the Representative may request in writing at least one full business day before the Issue Date. The certificates representing the Securities shall be made available for examination and packaging by the Initial Purchasers in The City of New York not later than 10:00 A.M. on the last business day prior to the Issue Date.

SECTION 3. Covenants of the Issuers. The Company and, subject to Section 17 hereof, each of the Issuers, jointly and severally covenants with each Initial Purchaser as follows:

(a) Offering Memorandum. The Company, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Preliminary Offering Memorandum, the Final Offering Memorandum and any amendments and supplements thereto as such Initial Purchaser may reasonably request.

(b) Notice and Effect of Material Events. Prior to the completion of the placement of the Securities by the Initial Purchasers, the Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise which (i) make any statement in the Offering Memorandum false or misleading or (ii) are not disclosed in the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Final Offering Memorandum in order that the Final Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Final Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Final Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

(c) Amendment to Offering Memorandum and Supplements. The Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchasers. Neither the consent of the Initial Purchasers, nor the Initial Purchaser’s delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

(d) Qualification of Securities for Offer and Sale. The Issuers will use their reasonable best efforts, in cooperation with the Initial Purchasers, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representative may designate and will maintain such qualifications in effect as long as required for the sale of the Securities; provided, however, that no Issuer shall be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(e) Rating of Securities. The Company shall take all reasonable action necessary to enable Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc. (“S&P”), and Moody’s Investors Service Inc. (“Moody’s”) to provide their respective credit ratings of the Securities.

(f) DTC. The Company will cooperate with the Representative and use its best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of DTC.

(g) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under “Use of Proceeds”.

(h) Restriction on Sale of Securities. During a period of 180 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership in respect of, or otherwise dispose of, any other debt securities of the Company or securities of the Company that are convertible into, or exchangeable for, the Securities or such other debt securities.

(i) PORTAL Designation. The Company will use its best efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. (“NASD”) relating to trading in the PORTAL Market.

(j) Transaction Documents. The Company will make available to the Initial Purchasers a complete set of closing documents in connection with the Transactions in a reasonable time after the consummation of the Transactions to the extent not previously provided.

(k) Closing Date Secretary’s Certificates. On the date the initial closing of the Transactions is consummated in accordance with the Merger Agreement (the “Closing Date”), the Issuers shall deliver to the Initial Purchasers Secretary’s Certificates reasonably satisfactory to the Initial Purchasers which shall include the following documents with respect to the Issuers and each of the Guarantors: (1) charter, (2) by-laws, (3) resolutions and (4) certificates of good standing and/or qualification to do business as a foreign corporation in such jurisdictions as the Initial Purchasers may reasonably request.

(l) Closing Date Opinion. On the Closing Date, the Issuers shall cause the Initial Purchasers to receive one or more opinions, dated the date of such closing, from counsel for the Issuers, reasonably satisfactory to the Representative.

SECTION 4. Payment of Expenses.

(a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, the Indenture and the Registration Rights Agreement, including (i) the preparation, printing, delivery to the Initial Purchasers and any filing of the Offering Memorandum (including financial statements and any schedules or exhibits) and of each amendment or supplement thereto, (ii) the preparation, printing and delivery to the Initial Purchasers of this Agreement, any Agreement among Initial Purchasers, the Indenture and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchasers, including any transfer taxes, any stamp or other duties payable upon the sale, issuance and delivery of the Securities to the Initial Purchasers and any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of the Blue Sky Survey, any supplement thereto, (vi) the fees and expenses of the Trustee, including the reasonable fees and disbursements of counsel for the

Trustee in connection with the Indenture and the Securities and (vii) any fees payable in connection with the rating of the Securities, and (viii) any fees and expenses payable in connection with the initial and continued designation of the Securities as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322.

(b) Termination of Agreement. If this Agreement is terminated by the Representative in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

SECTION 5. Conditions of Initial Purchasers’ Obligations. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Issuers contained in Section 1 hereof and in certificates of any officer of the Company or any of the Guarantors delivered pursuant to the provisions hereof, to the performance by the Issuers of their respective covenants and other obligations hereunder, and to the following further conditions:

(a) Opinion of Counsel for Company. On the Issue Date, the Representative shall have received the favorable opinion, dated as of the Issue Date, of Kirkland & Ellis LLP, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers.

(b) Opinion of Counsel for Initial Purchasers. On the Issue Date, the Representative shall have received the favorable opinion, dated as of the Issue Date, of Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers, in form and substance reasonably satisfactory to the Initial Purchasers. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Representative. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(c) Officers’ Certificate. On the Issue Date, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Issue Date, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made on and as of the Issue Date, and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Issue Date.

(d) Accountants’ Comfort Letter. At the time of the execution of this Agreement, the Representative shall have received from Deloitte & Touche LLP a letter dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Initial Purchasers containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Initial Purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(e) Bring-down Comfort Letter. On the Issue Date, the Representative shall have received from Deloitte & Touche LLP a letter, dated as of the Issue Date, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than one business day prior to the Issue Date.

(f) PORTAL. On the Issue Date, the Securities shall have been designated for trading on the PORTAL Market.

(g) Registration Rights Agreement. On the Issue Date, the Representative shall have received the Registration Rights Agreement, executed by each of the Issuers, and such agreement shall be in full force and effect.

(h) Merger Agreement; Consummation of Transactions. On the Issue Date, the Initial Purchasers shall have received an executed copy of the Merger Agreement, and such agreement shall be unamended and in full force and effect. On the Issue Date, the Transactions shall have been consummated substantially concurrently with the offering of the Securities as described in the Final Offering Memorandum.

(i) Additional Documents. On the Issue Date, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Representative and counsel for the Initial Purchasers.

(j) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representative by notice to the Company at any time on or prior to the Issue Date, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that this Section 5(j) and Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

(k) Holdco Notes Offering; Equity Contribution. On the Issue Date, the Holdco Notes Offering shall have been consummated simultaneously with the offering of the Securities, and Holdings shall have contributed the net proceeds of the Holdco Notes Offering to the Company as a cash equity contribution.

SECTION 6. Subsequent Offers and Resales of the Securities.

(a) Offer and Sale Procedures. Each of the Initial Purchasers and each of the Issuers hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

(i) Offers and Sales only to Qualified Institutional Buyers or to Non-U.S. Persons under Regulation S. Offers and sales of the Securities shall only be made (A) to persons whom the offeror or seller reasonably believes to be qualified institutional buyers, as defined in Rule 144A under the 1933 Act (“Qualified Institutional Buyers”), or (B) non-U.S. persons outside the United States, as defined in Regulation S under the 1933 Act, to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S under the 1933 Act. Each Initial Purchaser severally agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions.

(ii) No General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.

(iii) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the applicable Initial Purchaser, be a Qualified Institutional Buyer or a non-U.S. person outside the United States.

(iv) Subsequent Purchaser Notification. Each Initial Purchaser will take reasonable steps to inform, and cause each of its U.S. Affiliates to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the 1933 Act.

(v) Minimum Principal Amount. No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $1,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $1,000 principal amount of the Securities.

(vi) Restrictions on Transfer. The transfer restrictions and the other provisions set forth in the Offering Memorandum under the heading “Notice to Investors”, including the legend required thereby, shall apply to the Securities except as otherwise agreed by the Company and the Initial Purchasers.

(vii) Delivery of Offering Memorandum. Each Initial Purchaser will deliver to each purchaser of the Securities from such Initial Purchaser, in connection with its original distribution of the Securities, a copy of the Offering Memorandum, as amended and supplemented at the date of such delivery.

(b) Covenants of the Issuers. Each of the Issuers, jointly and severally, covenants with each Initial Purchaser as follows:

(i) Integration. Each of the Issuers agrees that it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Issuers to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(ii) Rule 144A Information. Each of the Issuers agrees that, in order to render the Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the Securities remain outstanding, it will make available, upon request, to any holder of Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Issuers furnish information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

(iii) Restriction on Repurchases. Until the expiration of two years after the original issuance of the Securities, each of the Issuers and their subsidiaries will not resell any Securities which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(c) Qualified Institutional Buyer. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Issuers that it is a “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act (a “Qualified Institutional Buyer”) and an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act (an “Accredited Investor”).

(d) Resale Pursuant to Rule 903 of Regulation S or Rule 144A. Each Initial Purchaser understands that the Securities have not been and will not be registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the 1933 Act or pursuant to an exemption from the registration requirements of the 1933 Act. Each Initial Purchaser severally represents and agrees, that, except as permitted by Section 6(a) above, it has offered and sold Securities and will offer and sell Securities (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commences and the Issue Date, only in accordance with Rule 903 of Regulation S, Rule 144A under the 1933 Act or another applicable exemption from the registration requirements of the 1933 Act. Accordingly, neither the Initial Purchasers, their affiliates nor any persons acting on their behalf have engaged or will engage in any directed selling efforts with respect to Securities sold hereunder pursuant to Regulation S, and the Initial Purchasers, their affiliates and any person acting on their behalf have complied and will comply with the offering restriction requirements of Regulation S. Each Initial Purchaser severally agrees that, at or prior to confirmation of a sale of Securities pursuant to Regulation S it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it or through it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the United States Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to or for the account or benefit of U.S. persons (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commenced and the date of closing, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

Terms used in the above paragraph have the meanings given to them by Regulation S.

(e) Additional Representations and Warranties of Initial Purchasers. Each Initial Purchaser severally represents and agrees that it has not entered and will not enter into any contractual arrangements with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company.

SECTION 7. Indemnification.

(a) Indemnification of Initial Purchasers. The Issuers agree jointly and severally to indemnify and hold harmless each Initial Purchaser, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “affiliate”), its selling agents and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum (or any amendment thereto).

(b) Indemnification of the Issuers. Each Initial Purchaser severally agrees to indemnify and hold harmless any Issuer and each person, if any, who controls such Issuer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Memorandum in reliance upon and in conformity with written information furnished to the Issuers by such Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuers on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuers on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Issuers on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price of the Securities.

The relative fault of the Issuers on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Issuers or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Issuers and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and sold by it hereunder exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Initial Purchaser’s Affiliates and selling agents shall have the same rights to contribution as such Initial Purchaser, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company and each Guarantor. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 9. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser and each Initial Purchaser’s Affiliates and selling agents, any person controlling any Initial Purchaser, its officers or directors or any person controlling the Company, and shall survive delivery of the Securities to the Initial Purchasers.

SECTION 10. Termination of Agreement.

(a) Termination; General. The Representative may terminate this Agreement, by notice to the Company, at any time on or prior to Issue Date (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus (exclusive of any supplement thereto), any material adverse change in the condition, financial or otherwise, or in the earnings or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the reasonable judgment of the Representative, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (iv) if a banking moratorium has been declared by either Federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section 10, such termination shall be without liability of any party to any other party except as provided in Section 4, and provided further that Sections 1, 5(j), 7, 8 and 9 shall survive such termination and remain in full force and effect.

SECTION 11. Default by One or More of the Initial Purchasers. If one or more of the Initial Purchasers shall fail on the Issue Date to purchase the Securities that it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

(a) if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased hereunder, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or

(b) if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser.

No action taken pursuant to this Section 11 shall relieve any defaulting Initial Purchaser from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the Representative or the Company shall have the right to postpone the Issue Date for a period not exceeding seven calendar days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangements. As used herein, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 11.

SECTION 12. Tax Disclosure. Notwithstanding any other provision of this Agreement, from the commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the U.S. Code and the Treasury Regulations promulgated thereunder) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure.

SECTION 13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to the Representative at World Financial Center - North Tower, 250 Vesey Street, New York, New York, 10080, attention of David Tuvlin, with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, attention of Jonathan Schaffzin, Esq.; notices to the Company shall be directed to it at Language Line, Inc., 1 Lower Ragsdale Drive, Building 2, Monterey, California 93940, attention of Chief Executive Officer, with a copy to Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022, attention of Joshua N. Korff, Esq.

SECTION 14. Parties. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors. Nothing expressed or mentioned in his Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 15. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 16. Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 17. Target and the Guarantors. On the Closing Date, upon effectiveness of the Merger, Target (i) as the survivor of the Merger, will by operation of law assume the obligations of the Company pursuant to this Agreement, the Indenture, the Notes and the Registration Rights Agreement, (ii) will also expressly assume the Company’s obligations under this Agreement and the Registration Rights Agreement by executing the Joinder Agreement, (iii) will also expressly assume the Company’s obligations under the Indenture and the Notes by executing the Supplemental Indenture, (iv) will cause the Guarantors to become Guarantors and execute Guarantees and (v) will cause the Guarantors to become party to this Agreement and the Registration Rights Agreement by executing a Joinder Agreement. In the event of a breach of this Section 17, each of the Company, Target and the Guarantors agree that monetary damages would not be adequate compensation for any loss or damage incurred by such breach and hereby further agrees that, in the event of an action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Issuers and the Initial Purchasers in accordance with its terms.

Very truly yours,

LANGUAGE LINE, INC.

By:	/s/ PEGGY KOENIG
Name: Peggy Koenig
Title: President

CONFIRMED AND ACCEPTED, as of the date first above written:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
BANC OF AMERICA SECURITIES LLC

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Jack Mann
Authorized Signatory

For itself and as Representative of the other Initial Purchasers named in Schedule A hereto.

SCHEDULE A

Name of Initial Purchaser	Principal Amount of Securities
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$107,250,000
Banc of America Securities LLC	$57,750,000

Total	$165,000,000

Sch A-1

SCHEDULE B

LANGUAGE LINE, INC.

$165,000,000 11-1/8% Senior Subordinated Notes due 2012

1. The initial public offering price of the Securities shall be 97.432% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. Aggregate gross proceeds to the Company shall be $160,762,800.

2. The purchase price to be paid by the Initial Purchasers for the Securities shall be 97.25% of the aggregate gross proceeds thereof.

3. The interest rate on the Securities shall be 11-1/8% per annum.

4. Optional Redemption: The Securities are redeemable, in whole or in part from time to time, on or after June 15, 2008 at the Company’s option at certain redemption prices as set forth in the Indenture plus accrued and unpaid interest to the redemption date.

The Company may redeem up to 35% of the notes on or prior to June 15, 2007 from the proceeds of one or more public equity offerings at 111-1/8% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, so long as at least 65% of the aggregate principal amount of the Securities issued under the Indenture remains outstanding immediately after the occurrence of such redemption.

5. Change of Control Offer to Purchase: Upon the occurrence of a Change of Control (as defined in the Indenture) unless the Company gives notice of redemption, it shall be obligated to offer to purchase all of that Holder’s Securities at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of purchase.

Sch B-1

SCHEDULE C

List of Guarantors

[K&E to provide]

Sch C-1

EXHIBIT A

[FORM OF]

JOINDER AGREEMENT

Reference is hereby made to the Purchase Agreement, dated June 3, 2004 (the “Purchase Agreement”), between Language Line, Inc. (the “Company”) and the Initial Purchasers named therein, and the Registration Rights Agreement, dated the date hereof (the “Registration Rights Agreement” and together with the Purchase Agreement, the “Agreements”) between the Company and the Initial Purchasers named therein. Unless otherwise defined herein, terms defined in the Purchase Agreement and used herein shall have the meanings given them in the Purchase Agreement.

Each of the undersigned parties hereby unconditionally and irrevocably expressly assumes, confirms and agrees to perform and observe as an Issuer each and any of the covenants, agreements, terms, conditions, obligations, appointments, duties, promises and liabilities of an Issuer under both of the Agreements as if it were an original signatory thereto.

Each of the undersigned hereby agrees to promptly execute and deliver any and all further documents and take such further action as any other undersigned party or the Initial Purchasers may reasonably require to effect the purpose of this Joinder Agreement.

This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

A-1

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement this 11th day of June, 2004.

LANGUAGE LINE HOLDINGS, INC.

By:
Name:
Title:

[K&E TO PROVIDE GUARANTOR SIGNATURE BLOCKS]

By:
Name:
Title:

A-2